Exhibit 10.22

FIRST AMENDMENT
DAVID HORE EMPLOYMENT AGREEMENT

THIS INSTRUMENT is made and entered into between PCB GROUP, INC., 3425 Walden Avenue, Depew, New York (the "Company") and DAVID T. HORE ("Employee"), and amends the Employment Agreement dated as of April 1, 2016 (the “Agreement”) between the Company and the Employee.
RECITALS

WHEREAS, Section 6.7 of the Agreement provides that the Agreement may be amended by written instrument executed by the Company and the Employee; and

WHEREAS, the Company and the Employee desire to amend the Agreement to change certain provisions given the acquisition of the Company by MTS Systems Corporation (“MTS”) by merger on July 5, 2016 and to comply with the requirements of Section 409A of the Internal Revenue Code, as amended (the “Code”) and regulations and other guidance promulgated thereunder; and

WHEREAS, the Company is a wholly owned subsidiary of MTS and this First Amendment to the Agreement has been approved by the Compensation Committee of the Board of Directors of MTS;

NOW, THEREFORE, effective as of the date set forth below, the Agreement is hereby amended as follows:

1.	Section 5.1(d) of the Agreement is amended to add a new sentence at the end to read as follows:

“No condition shall constitute Good Reason unless the Employee gives written notice to the Company of the existence of the condition within ninety (90) days of the initial existence of the condition, and the Employee terminates employment with the Company within ninety (90) days after the Company’s failure to remedy the condition.”

2.	Section 5.2(b) of the Agreement is amended to add a new sentence immediately before the last sentence thereof to read as follows:

“The Company shall deliver the release no later than five (5) business days after the Termination Date and if the Employee does not return the executed release within sixty (60) days after the Termination Date or revokes the executed release during the applicable statutory revocation period, then the Employee shall forfeit any further payments pursuant to Section 5.2(b)(2) and shall immediately repay any payments received under Section 5.2(b)(2).”

3.	Section 6.5 of the Agreement is amended to delete the phrase “In the event of a Change in Control, this” and replace it with “This.”

4.	The Agreement is amended to add a new Section 6.20 at the end thereof to read as follows:

“6.20    Code § 409A. This Agreement is intended to comply with the requirements of Code § 409A, and regulations and other guidance promulgated thereunder, and shall be interpreted and construed consistently with such intent. The payments to the Employee pursuant to Section 5.2(b)(2) of this Agreement are also intended to be exempt from Code § 409A to the maximum extent possible, under the separation pay exemption pursuant to Treasury regulation § 1.409A-1(b)(9) and as short-term deferrals pursuant to Treasury regulation § 1.409A-1(b)(4). To the extent the timing of any amount of “nonqualified deferred compensation” subject to Code § 409A payable under this Agreement is determined by reference to the Employee’s “termination of the Employment Relationship,” such term will be deemed to refer to the Employee’s “separation from service” within the meaning of Treasury regulation § 1.409A-1(h).”

5.	Except as amended herein, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Employee have duly executed this First Amendment to the Agreement effective as of this 8th day of November, 2016.

THE COMPANY:
PCB GROUP, INC.
By: /s/ Jeffrey P. Oldenkamp
Its: Vice President

EMPLOYEE:
/s/ David T. Hore
DAVID T. HORE